Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Cibus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share (1)	457(c)	4,642,636(1)	$9.80(2)	$45,497,832.80	0.00011020	$5,013.86

	Equity	Class A Common Stock, par value $0.0001 per share	457(o)	—	—	—	—	—

	Equity	Preferred Stock, par value $0.0001 per share	457(o)	—	—	—	—	—

	Other	Depositary Shares	457(o)	—	—	—	—	—

	Other	Warrants	457(o)	—	—	—	—	—

	Other	Subscription Rights	457(o)	—	—	—	—	—

	Other	Units	457(o)	—	—	—	—	—

	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(3)	(4)	$200,000,000(5)	0.00011020	$22,040.00

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$245,497,832.80		$27,053.86

	Total Fees Previously Paid					—		—

	Total Fee Offsets					—		—

	Net Fees Due					—		$27,053.86

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. This Registration Statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities issued hereunder.

(2)

Pursuant to Rule 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $9.80, which is the average of the high and low prices of the Registrant’s Class A Common Stock on June 28, 2023 on the Nasdaq Capital Market.

(3)

This Registration Statement covers the offer and sale of up to $200,000,000 aggregate principal amount of shares of Class A Common Stock, shares of preferred stock, depositary shares representing fractional interests in preferred stock, warrants to purchase shares of Class A Common Stock, shares of preferred stock or any combination thereof, subscription rights and units. Any securities registered hereunder may be offered separately or in combination with the other securities registered hereunder.

(4)

Estimated pursuant to Rule 457(o) under the Securities Act. In no event will the aggregate offering price of all securities sold by the Registrant from time to time pursuant to this Registration Statement exceed $200,000,000. No separate consideration will be received for (i) shares of Class A Common Stock or other securities of the Registrant that may be issued upon conversion or exercise of, as the case may be, the securities issued hereunder, or (ii) shares of preferred stock or Class A Common Stock that may be issued upon exercise of warrants registered hereby, as the case may be.

(5)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.